Exhibit 99.1

Dime Community Bancshares Appoints Rosemarie Chen to its Board of Directors

BROOKLYN, NY – September 28, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of Dime Community Bank (the "bank"), announced the appointment of Rosemarie Chen to its Board of Directors effective today. Ms. Chen was also appointed to the Board of Directors of the bank.

"We are pleased to have Rosemarie join our board as she brings a wealth of experience, from human capital management to technology transformation," said Kenneth J. Mahon, President and Chief Executive Officer of Dime. "Delivering an unparalleled customer experience is increasingly driven by the investments we make in human capital and technology and Rosemarie has first-hand experience in these areas, which will allow her to contribute her expertise and make an immediate impact to the long-term strategy of Dime."

Ms. Chen is a Financial Services Leader within the Talent & Rewards Segment at Willis Towers Watson, a leading global advisory, broking and solutions company. In this role, she advises companies on strategic human capital issues along with leading initiatives relating to fintech. Prior to this, Ms. Chen was with Deloitte Consulting where she led a variety of technology implementations and workforce transformations. Previously, she was a consultant at Aon Hewitt (McLagan). She holds a B.A. from the University of Rochester in Economics/Allied Field in Computer Information Systems and an M.A. from CUNY in International Economics.

"Rosemarie will make a great addition to our boards," said Vincent F. Palagiano, Chairman of both the Company and bank. "With her expertise in strategy, she will bring fresh and diverse insights as we continue to transform our business and we look forward to her contributions."

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.26 billion in consolidated assets as of June 30, 2017, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations. 718-782-6200 extension 5260